EXHIBIT 23.2

ANDERSEN ANDERSEN & STRONG, L.C. 941 East 3300 South, Suite 202

Certified Public Accountants and Business Consultants Salt Lake City, UT 84106

Telephone 801 486-0096

Fax 801 486-0098

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 26, 2002, accompanying the audited financial statements of Emission Control Devices, Inc. and subsidiary, at December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 the period November 9, 2000 to December 31, 2001 and hereby consent to the incorporation of such report in a Registration Statement on Form S-8.

June 10, 2002 /s/ Andersen Andersen & Strong LC